AUTODESK, INC. ANNOUNCES FISCAL 2020 FOURTH QUARTER AND FULL-YEAR RESULTS
-Record Fiscal 2020 Operating and Free Cash Flow of $1.42 Billion and $1.36 Billion, Respectively
-Expanded Fiscal 2020 GAAP and Non-GAAP Operating Margin by 11 and 12 Percentage Points, Respectively

SAN RAFAEL, Calif., FEBRUARY 27, 2020-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter of fiscal 2020.
All growth rates are compared to the fourth quarter of fiscal 2019 unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

•	Total ARR increased 25 percent to $3.43 billion;

•	Billings increased 43 percent to $1.49 billion;

•	Total revenue increased 22 percent to $899 million; recurring revenue represents 95 percent of total;

•	GAAP operating margin was 15 percent, up 9 percentage points;

•	Non-GAAP operating margin was 29 percent, up 10 percentage points;

•	GAAP diluted EPS was $0.59; Non-GAAP diluted EPS was $0.92;

•	Cash flow from operating activities was $698 million; free cash flow was $684 million.

"We ended fiscal 2020 on a very strong note with revenue, earnings, and free cash flow coming in above expectations. We are entering the sustainable growth phase of our subscription journey with great momentum," said Andrew Anagnost, Autodesk president and CEO. “Our construction business had a landmark year, we continue to gain share in manufacturing, and are making steady progress in monetizing non-compliant users. We are highly confident in our long-term growth drivers and fiscal 2023 targets.”

"We delivered strong results across the board in fiscal 2020 and are reiterating our fiscal 2021 and 2023 targets," said Scott Herren, Autodesk CFO. "In fiscal 2020, we delivered ARR growth of 25 percent while expanding non-GAAP operating margin by 12 percentage points. Our resilient business model combined with multiple growth drivers, positions us well to deliver on our goals.”

Fourth Quarter Fiscal 2020 Financial Highlights

•
Total ARR was $3.43 billion, an increase of 25 percent as reported, and 26 percent on a constant currency basis. Acquisitions from the fourth quarter of last year contributed $126 million or 3 percentage points of the growth. On a sequential basis, total ARR increased 6 percent as reported, and 7 percent on a constant currency basis.

•
Subscription plan ARR was $3.11 billion, an increase of 41 percent as reported, and 43 percent on a constant currency basis. Acquisitions from the fourth quarter of last year contributed $126 million or 4 percentage points of the growth. On a sequential basis, subscription plan ARR increased 9 percent as reported, and on a constant currency basis. Subscription plan ARR includes $639 million related to the maintenance-to-subscription (M2S) program.

•
Maintenance plan ARR was $320 million, a decrease of 42 percent as reported, and on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 12 percent as reported, and on a constant currency basis.

•	Core ARR increased 21 percent to $3.17 billion. On a sequential basis, core ARR increased 6 percent.

•
Cloud ARR increased 102 percent to $255 million. Acquisitions from the fourth quarter of last year contributed $126 million or 72 percentage points of the growth. On a sequential basis, total cloud ARR increased 10 percent.

•	Billings increased 43 percent to $1.49 billion.

•
Total revenue was $899 million, an increase of 22 percent as reported, and 23 percent on a constant currency basis. Acquisitions from the fourth quarter of last year contributed $32 million or 3 percentage points of the growth.

•	Net revenue retention rate was within the range of 110 to 120 percent.

•	Total recurring revenue in the fourth quarter was 95 percent of total revenue, up 2 percentage points from the fourth quarter last year.

•	GAAP operating income was $134 million compared to $40 million in the fourth quarter last year. GAAP operating margin was 15 percent, up 9 percentage points.

•	Total non-GAAP operating income was $259 million compared to $139 million in the fourth quarter last year. Non-GAAP operating margin was 29 percent, up 10 percentage points.

•	GAAP diluted net income per share was $0.59, compared to GAAP diluted net income per share of $0.29 in the fourth quarter last year.

•	Non-GAAP diluted net income per share was $0.92, compared to non-GAAP diluted net income per share of $0.46 in the fourth quarter last year.

•
Deferred revenue increased 44 percent to $3.01 billion. Unbilled deferred revenue was $550 million, a decrease of $41 million compared to the fourth quarter of last year. Remaining performance obligations (RPO), or the sum of total billed and unbilled deferred revenue, totaled $3.56 billion, an increase of 33 percent. Current RPO totaled $2.37 billion, up 23 percent.

•
Cash flow from operating activities was $698 million, an increase of $387 million compared to the fourth quarter last year. Free cash flow was $684 million, an increase of $390 million compared to the fourth quarter last year.

Net Revenue by Geographic Area

	Three Months Ended January 31, 2020	Three Months Ended January 31, 2019	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$304.6	$248.5	$56.1	23%	*
Other Americas	60.2	51.9	8.3	16%	*
Total Americas	364.8	300.4	64.4	21%	22%
EMEA	360.5	298.6	61.9	21%	23%
APAC	174.0	138.3	35.7	26%	26%
Total Net Revenue	$899.3	$737.3	$162.0	22%	23%

Emerging Economies	$109.3	$87.3	$22.0	25%	26%
____________________
*Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended		Change compared to prior fiscal year
(In millions, except percentages)	January 31, 2020	January 31, 2019	$	%
AEC	$380.6	$292.9	$87.7	30%
AutoCAD and AutoCAD LT	258.3	209.0	49.3	24%
MFG	201.8	176.2	25.6	15%
M&E	52.3	54.9	(2.6)	(5)%
Other	6.3	4.3	2.0	47%
	$899.3	$737.3	$162.0	22%

Fiscal 2020 Financial Highlights

•	Billings increased 55 percent to $4.19 billion, up 46 percent adjusted for the impact of ASC 606 in fiscal 2019.

•	Total revenue increased 27 percent to $3.27 billion. Total revenue includes a $106 million contribution from the fourth quarter fiscal 2019 acquisitions, and 4 percentage points.

•	Recurring revenue increased to 96 percent, compared to 95 percent in fiscal 2019.

•
Total subscriptions increased 539,000 from fiscal 2019 to 4.87 million at the end of fiscal 2020. Acquisitions from fourth quarter of fiscal 2019 added 79,000 subscriptions during the year and contributed 205,000 to the year-end balance.

•
Subscription plan subscriptions increased 934,000 from the end of fiscal 2019 to 4.47 million at the end of fiscal 2020. Subscription plan subscriptions benefited from 70,000 maintenance subscribers that converted to product subscription under the maintenance-to-subscription program. Acquisitions from fourth quarter of fiscal 2019 contributed 205,000 to the year-end balance.

•	Total ARPS increased 11 percent to $704. Included in total ARPS is the negative impact of $4 from the fourth quarter fiscal 2019 acquisitions.

•	GAAP operating income (loss) was $343 million compared to $(25) million last year. GAAP operating margin was 10 percent, up 11 percentage points.

•	Total non-GAAP operating income was $803 million compared to $316 million last year. Non-GAAP operating margin was 25 percent, up 12 percentage points.

•	Cash flow from operating activities increased to $1.42 billion, compared to $377 million in fiscal 2019. Free cash flow increased to $1.36 billion, compared to $310 million in fiscal 2019.

Net Revenue by Geographic Area

	Fiscal Year Ended January 31, 2020	Fiscal Year Ended January 31, 2019	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$1,108.9	$874.6	$234.3	27%	*
Other Americas	226.9	175.3	51.6	29%	*
Total Americas	1,335.8	1,049.9	285.9	27%	27%
EMEA	1,303.5	1,034.3	269.2	26%	26%
APAC	635.0	485.6	149.4	31%	32%
Total Net Revenue	$3,274.3	$2,569.8	$704.5	27%	28%

Emerging Economies	$396.2	$307.4	$88.8	29%	29%
____________________
* Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: AEC, AutoCAD and AutoCAD LT, MFG, and M&E.

	Fiscal Year Ended		Change compared to prior fiscal year
(In millions, except percentages)	January 31, 2020	January 31, 2019	$	%
AEC	$1,377.1	$1,021.6	$355.5	35%
AutoCAD and AutoCAD LT	948.2	731.8	216.4	30%
MFG	726.1	616.2	109.9	18%
M&E	199.2	182.0	17.2	9%
Other	23.7	18.2	5.5	30%
	$3,274.3	$2,569.8	704.5	27%

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2021 takes into consideration the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2021 GAAP and non-GAAP estimates is provided below or in the tables following this press release.

First Quarter Fiscal 2021

Q1 FY21 Guidance Metrics	Q1 FY21 (ending April 30, 2020)
Revenue (in millions)	$880 - $895
EPS GAAP	$0.34 - $0.40
EPS non-GAAP (1)	$0.80 - $0.86
_______________
(1) Non-GAAP earnings per diluted share excludes $0.43 related to stock-based compensation expense, $0.08 for the amortization of acquisition-related intangibles, $0.01 for acquisition-related costs, partially offset by ($0.06) related to a GAAP-only tax benefit.

Full Year Fiscal 2021

FY21 Guidance Metrics	FY21 (ending January 31, 2021)
Billings (in millions) (1)	$4,635 - $4,715 Up 11% - 13%
Revenue (in millions) (1)	$3,930 - $3,990 Up 20% - 22%
GAAP operating margin	18.5% - 19.5%
Non-GAAP operating margin (2)	29.5% - 30.5%
EPS GAAP	$2.40 - $2.63
EPS non-GAAP (3)	$4.21 - $4.44
Free cash flow (in millions) (4)	$1,630 - $1,690
_______________
(1) Excluding the approximately $15 million impact of foreign currency exchange rates and hedge gains/losses, billings guidance would be $4,650 - $4,730 million and revenue guidance would be $3,945 - $4,005 million.
(2) Non-GAAP operating margin excludes approximately 9% related to stock-based compensation expense, approximately 2% for the amortization of acquisition-related intangibles, and less than 1% related to acquisition-related costs.
(3) Non-GAAP earnings per diluted share excludes $1.65 related to stock-based compensation expense, $0.29 for the amortization of acquisition-related intangibles, $0.04 related to acquisition-related costs, partially offset by ($0.17) related to a GAAP-only tax benefit.
(4) Free cash flow is cash flow from operating activities less approximately $105 million of capital expenditures.

The first quarter and full year fiscal 2021 outlook assume a projected annual effective tax rate of 21 percent and 16 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions.  Thus, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5:00 p.m. ET. The live broadcast can be accessed at http://www.autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7:00 p.m. ET at http://www.autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation providing additional information can be found at http://www.autodesk.com/investor.

Contacts
Investors:
Abhey Lamba
415-547-3502
abhey.lamba@autodesk.com

Press:
Stacy Doyle
971-238-5722
stacy.doyle@autodesk.com

Key Performance Metrics

In order to help better understand our financial performance we use several key performance metrics including billings, recurring revenue, ARR, net revenue retention rate ("NR3"), ARPS, and subscriptions. These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of total monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing ARR by Total Subscriptions.

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core Business: Represents the combination of maintenance, product subscription, and EBAs.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in ARR for the population of customers that existed one year ago (“base customers”).  Net revenue retention rate is calculated by dividing the current period ARR related to base customers by the total ARR from one year ago related to the same base customers.  ARR is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated.  ARR related to acquired companies is excluded from the calculation for at least one year from integration.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other Revenue also includes software license revenue from the sale of products that do not incorporate substantial cloud services and is recognized up front.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and cloud functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations: The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from product subscriptions, cloud service offerings, and EBAs.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and EBAs, subscriptions represent the monthly average activity reported within the last three months of the fiscal quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification ("ASC") Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above and other statements about our short-term and long-term goals, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets; failure to maintain cost reductions or otherwise control our expenses; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; general market, political, economic, and business conditions; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's reports on Form 10-K and Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.
About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2020 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2020	2019	2020	2019
	(Unaudited)
Net revenue:
Subscription	$777.4	$550.0	$2,751.9	$1,802.3
Maintenance	79.9	137.4	386.6	635.1
Total subscription and maintenance revenue	857.3	687.4	3,138.5	2,437.4
Other	42.0	49.9	135.8	132.4
Total net revenue	899.3	737.3	3,274.3	2,569.8
Cost of revenue:
Cost of subscription and maintenance revenue	57.0	56.7	223.9	216.0
Cost of other revenue	17.9	15.4	66.5	54.4
Amortization of developed technology	8.3	4.9	34.5	15.5
Total cost of revenue	83.2	77.0	324.9	285.9
Gross profit	816.1	660.3	2,949.4	2,283.9
Operating expenses:
Marketing and sales	349.5	320.8	1,310.3	1,183.9
Research and development	217.1	190.4	851.1	725.0
General and administrative	106.0	100.7	405.6	340.1
Amortization of purchased intangibles	9.7	6.2	38.9	18.0
Restructuring and other exit costs, net	—	1.9	0.5	41.9
Total operating expenses	682.3	620.0	2,606.4	2,308.9
Income (loss) from operations	133.8	40.3	343.0	(25.0)
Interest and other expense, net	(10.5)	(7.3)	(48.2)	(17.7)
Income (loss) before income taxes	123.3	33.0	294.8	(42.7)
Benefit (provision) for income taxes	8.5	31.7	(80.3)	(38.1)
Net income (loss)	$131.8	$64.7	$214.5	$(80.8)
Basic net income (loss) per share	$0.60	$0.30	$0.98	$(0.37)
Diluted net income (loss) per share	$0.59	$0.29	$0.96	$(0.37)
Weighted average shares used in computing basic net income (loss) per share	220.0	219.2	219.7	218.9
Weighted average shares used in computing diluted net income (loss) per share	222.5	221.3	222.5	218.9

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31, 2020	January 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,774.7	$886.0
Marketable securities	69.0	67.6
Accounts receivable, net	652.3	474.3
Prepaid expenses and other current assets	163.3	192.1
Total current assets	2,659.3	1,620.0
Marketable securities	—	—
Computer equipment, software, furniture and leasehold improvements, net	161.7	149.7
Operating lease right-of-use assets	438.8	—
Developed technologies, net	70.9	105.6
Goodwill	2,445.0	2,450.8
Deferred income taxes, net	56.4	65.3
Other assets	347.2	337.8
Total assets	$6,179.3	$4,729.2
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$83.7	$101.6
Accrued compensation	272.1	280.8
Accrued income taxes	21.2	13.2
Deferred revenue	2,176.1	1,763.3
Operating lease liabilities	48.1	—
Current portion of long-term notes payable, net	449.7	—
Other accrued liabilities	168.3	142.3
Total current liabilities	3,219.2	2,301.2
Long-term deferred revenue	831.0	328.1
Long-term operating lease liabilities	411.7	—
Long-term income taxes payable	19.1	21.5
Long-term deferred income taxes	82.5	79.8
Long-term notes payable, net	1,635.1	2,087.7
Other liabilities	119.8	121.8
Stockholders’ deficit:
Common stock and additional paid-in capital	2,317.0	2,071.5
Accumulated other comprehensive loss	(160.3)	(135.0)
Accumulated deficit	(2,295.8)	(2,147.4)
Total stockholders’ deficit	(139.1)	(210.9)
Total liabilities and stockholders' deficit	$6,179.3	$4,729.2

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Fiscal Year Ended January 31,
	2020	2019
	(Unaudited)
Operating activities:
Net income (loss)	$214.5	$(80.8)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	127.3	95.2
Stock-based compensation expense	362.4	249.5
Deferred income taxes	10.3	(6.8)
Restructuring and other exit costs, net	0.5	31.7
Other operating activities	(11.9)	2.2
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(178.5)	(25.4)
Prepaid expenses and other current assets	58.5	7.5
Accounts payable and accrued liabilities	(90.8)	(58.5)
Deferred revenue	916.7	197.0
Accrued income taxes	6.1	(34.5)
Net cash provided by operating activities	1,415.1	377.1
Investing activities:
Purchases of marketable securities	(19.9)	(138.2)
Sales of marketable securities	22.4	319.6
Maturities of marketable securities	5.0	211.4
Capital expenditures	(53.2)	(67.0)
Acquisitions, net of cash acquired	—	(1,040.2)
Other investing activities	(11.6)	4.0
Net cash used in investing activities	(57.3)	(710.4)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	93.7	90.9
Taxes paid related to net share settlement of equity awards	(112.5)	(143.4)
Repurchase and retirement of common stock	(442.5)	(293.5)
Proceeds from debt, net of discount	498.9	500.0
Repayment of debt	(500.0)	—
Other financing activities	(4.4)	(2.1)
Net cash (used in) provided by financing activities	(466.8)	151.9
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(10.6)
Net increase (decrease) in cash and cash equivalents	888.7	(192.0)
Cash and cash equivalents at beginning of the period	886.0	1,078.0
Cash and cash equivalents at end of the period	$1,774.7	$886.0

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP net income per share, non-GAAP operating margin, non-GAAP spend, non-GAAP EPS and non-GAAP free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.

There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release. (1)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$57.0	$56.7	$223.9	$216.0
Stock-based compensation expense	(3.7)	(3.7)	(13.8)	(13.1)
Acquisition related costs	(0.2)	—	(0.5)	—
Non-GAAP cost of subscription and maintenance revenue	$53.1	$53.0	$209.6	$202.9

GAAP cost of other revenue	$17.9	$15.4	$66.5	$54.4
Stock-based compensation expense	(1.5)	(1.5)	(5.8)	(4.5)
Non-GAAP cost of other revenue	$16.4	$13.9	$60.7	$49.9

GAAP amortization of developed technology	$8.3	$4.9	$34.5	$15.5
Amortization of developed technology	(8.3)	(4.9)	(34.5)	(15.5)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$816.1	$660.3	$2,949.4	$2,283.9
Stock-based compensation expense	5.2	5.2	19.6	17.6
Amortization of developed technology	8.3	4.9	34.5	15.5
Acquisition related costs	0.2	—	0.5	—
Non-GAAP gross profit	$829.8	$670.4	$3,004.0	$2,317.0

GAAP marketing and sales	$349.5	$320.8	$1,310.3	$1,183.9
Stock-based compensation expense	(41.8)	(31.7)	(149.0)	(109.4)
Acquisition related costs	(0.7)	—	(1.0)	—
Non-GAAP marketing and sales	$307.0	$289.1	$1,160.3	$1,074.5

GAAP research and development	$217.1	$190.4	$851.1	$725.0
Stock-based compensation expense	(32.5)	(25.4)	(120.8)	(82.5)
Acquisition related costs	(1.1)	—	(3.3)	—
Non-GAAP research and development	$183.5	$165.0	$727.0	$642.5

GAAP general and administrative	$106.0	$100.7	$405.6	$340.1
Stock-based compensation expense	(25.5)	(11.7)	(73.0)	(40.0)
CEO transition costs	—	—	—	0.1
Acquisition related costs	(0.1)	(11.9)	(18.5)	(16.2)
Non-GAAP general and administrative	$80.4	$77.1	$314.1	$284.0

GAAP amortization of purchased intangibles	$9.7	$6.2	$38.9	$18.0
Amortization of purchased intangibles	(9.7)	(6.2)	(38.9)	(18.0)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$—	$1.9	$0.5	$41.9
Restructuring and other exit costs, net	—	(1.9)	(0.5)	(41.9)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$682.3	$620.0	$2,606.4	$2,308.9
Stock-based compensation expense	(99.8)	(68.8)	(342.8)	(231.9)
Amortization of purchased intangibles	(9.7)	(6.2)	(38.9)	(18.0)
CEO transition costs	—	—	—	0.1
Acquisition related costs	(1.9)	(11.9)	(22.8)	(16.2)
Restructuring and other exit costs, net	—	(1.9)	(0.5)	(41.9)
Non-GAAP operating expenses	$570.9	$531.2	$2,201.4	$2,001.0

GAAP spend	$765.5	$697.0	$2,931.3	$2,594.8
Stock-based compensation expense	(105.0)	(74.0)	(362.4)	(249.5)
Amortization of developed technology	(8.3)	(4.9)	(34.5)	(15.5)
Amortization of purchased intangibles	(9.7)	(6.2)	(38.9)	(18.0)
CEO transition costs	—	—	—	0.1
Acquisition related costs	(2.1)	(11.9)	(23.3)	(16.2)
Restructuring and other exit costs, net	—	(1.9)	(0.5)	(41.9)
Non-GAAP spend	$640.4	$598.1	$2,471.7	$2,253.8

GAAP operating margin	15%	5%	10%	(1)%
Stock-based compensation expense	12%	10%	11%	10%
Amortization of developed technology	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%
CEO transition costs	—%	—%	—%	—%
Acquisition related costs	—%	2%	1%	1%
Restructuring and other exit costs, net	—%	—%	—%	1%
Non-GAAP operating margin	29%	19%	25%	12%

GAAP income (loss) from operations	$133.8	$40.3	$343.0	$(25.0)
Stock-based compensation expense	105.0	74.0	362.4	249.5
Amortization of developed technology	8.3	4.9	34.5	15.5
Amortization of purchased intangibles	9.7	6.2	38.9	18.0
CEO transition costs	—	—	—	(0.1)
Acquisition related costs	2.1	11.9	23.3	16.2
Restructuring and other exit costs, net	—	1.9	0.5	41.9
Non-GAAP income from operations	$258.9	$139.2	$802.6	$316.0

GAAP interest and other expense, net	$(10.5)	$(7.3)	$(48.2)	$(17.7)
(Gain) loss on strategic investments and dispositions, net	—	(3.0)	3.2	(12.5)
Restructuring and other exit costs, net	—	(4.7)	—	(10.2)
Non-GAAP interest and other expense, net	$(10.5)	$(15.0)	$(45.0)	$(40.4)

GAAP provision for income taxes	$8.5	$31.7	$(80.3)	$(38.1)
Discrete GAAP tax items	0.8	(2.3)	2.1	(14.6)
Release of valuation allowance on deferred tax assets (2)	(40.4)	(16.8)	(40.4)	(16.8)
Income tax effect of non-GAAP adjustments	(13.6)	(36.1)	(17.8)	17.2
Non-GAAP provision for income tax	$(44.7)	$(23.5)	$(136.4)	$(52.3)

GAAP net income (loss)	$131.8	$64.7	$214.5	$(80.8)
Stock-based compensation expense	105.0	74.0	362.4	249.5
Amortization of developed technology	8.3	4.9	34.5	15.5
Amortization of purchased intangibles	9.7	6.2	38.9	18.0
CEO transition costs	—	—	—	(0.1)
Acquisition related costs	2.1	11.9	23.3	16.2
Restructuring and other exit costs, net	—	(2.8)	0.5	31.7
Loss (Gain) on strategic investments and dispositions, net	—	(3.0)	3.2	(12.5)
Discrete GAAP tax items	0.8	(2.3)	2.1	(14.6)
Release of valuation allowance on deferred tax assets (2)	(40.4)	(16.8)	(40.4)	(16.8)
Income tax effect of non-GAAP adjustments	(13.6)	(36.1)	(17.8)	17.2
Non-GAAP net income	$203.7	$100.7	$621.2	$223.3

GAAP diluted net income (loss) per share	$0.59	$0.29	$0.96	$(0.37)
Stock-based compensation expense	0.47	0.33	1.63	1.12
Amortization of developed technology	0.04	0.02	0.16	0.08
Amortization of purchased intangibles	0.04	0.03	0.17	0.08
CEO transition costs	—	—	—	—
Acquisition related costs	0.01	0.05	0.11	0.07
Restructuring and other exit costs, net	—	(0.01)	—	0.14
Loss (Gain) on strategic investments and dispositions, net	—	(0.01)	0.01	(0.05)
Discrete GAAP tax items	0.01	—	0.01	(0.06)
Release of valuation allowance on deferred tax assets (2)	(0.18)	(0.08)	(0.18)	(0.08)
Income tax effect of non-GAAP adjustments	(0.06)	(0.16)	(0.08)	0.08
Non-GAAP diluted net income per share	$0.92	$0.46	$2.79	$1.01

GAAP diluted shares used in per share calculation	222.5	221.3	222.5	218.9
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	—	3.1

Non-GAAP diluted weighted average shares used in per share calculation	222.5	221.3	222.5	222.0

(1)	Totals may not sum due to rounding.

(2)	Fiscal year 2019 balances previously presented in "Discrete GAAP tax items."

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow

	Net cash provided by operating activities	Capital expenditures	Free cash flow
Three months ending January 31, 2020	$698.2	$(14.0)	$684.2
Three months ending January 31, 2019	$311.5	$(17.6)	$293.9

Fiscal year ending January 31, 2020	$1,415.1	$(53.2)	$1,361.9
Fiscal year ending January 31, 2019	$377.1	$(67.0)	$310.1